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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into effective as of August 1, 2003, by and between Guy Gecht (the "Executive") and Electronics for Imaging, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

         B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

         C. The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Executive's full-time employment in connection with a Change of Control, which benefits are intended to provide the Executive with financial security and provide sufficient incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

         D. Further, the Board believes that it is in the best interest of the Company and its stockholders to provide additional benefits to the Executive in the event the Executive's employment terminates for any reason other than a Change in Control. Such benefits are intended to provide the Executive with financial security and provide sufficient incentive and encouragement to the Executive to remain with the Company notwithstanding the possible termination of employment.

         E. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Executive, to agree to the terms provided herein.

         F.       Certain capitalized terms used in the Agreement are defined in
Section 6 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:

         1. Term of Agreement. This Agreement shall commence on the date of this Agreement and shall have a term of three (3) years ("Initial Term") and will automatically be renewed for one (1) year periods unless terminated by either party upon sixty (60) days written notice prior to the expiration of the Agreement and unless otherwise terminated earlier in accordance with the terms hereof.

         2. Duties and Scope of Employment. The Company shall employ the Executive in the position of Chief Executive Officer, as such position is defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board of Directors

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by mutual agreement with the Executive shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation. The Executive shall continue to devote his full business efforts and time to the Company and its subsidiaries. The Executive shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Executive's employment with the Company, the Executive shall devote his full-time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities. Subject to the Executive's fiduciary duties to the Company, this Agreement shall not prohibit the Executive from serving on the board of directors or any advisory board of other companies.

         3.       Base Compensation.

                  (a) Annual Salary. The Company shall pay the Executive as compensation for his services a base salary at an annualized rate that is not less than his base salary as of the effective date of this Agreement (the "Annual Salary"). The Annual Salary may be subject to annual increases as the Board may authorize from time to time in connection with Executive's annual review. The Annual Salary shall be paid periodically in accordance with normal Company payroll procedures. The Annual Salary and Bonus, as well as any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation."

                  (b) Bonus. In addition to the Annual Salary, the Executive will be eligible to receive an annual bonus under the Company's Executive Bonus Plan as determined by the Board in its discretion.

         4. Executive Benefits. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program. In addition, the Executive shall continue to be entitled to receive any other benefits currently received by the Executive such as automobile allowance benefits.

         5. At-Will Employment. The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law. If the Executive's employment terminates for any reason, including, without limitation, any termination prior to and not in connection with a Change of Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

         6.       Severance Benefits.

                  (a) Termination in Connection with a Change of Control. Subject to Section 7 if the Company terminates the Executive's employment at any time during the period beginning upon (i) the execution of a binding letter of intent regarding a Change of Control, and (ii) ninety (90) days before a Change of Control, and ending twenty four (24) months after a Change of Control, and the Executive

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signs and does not revoke a standard release of claims with the Company attached hereto as Exhibit A, then the Executive shall be entitled to receive severance benefits as follows:

                           (i)      Involuntary or Constructive Termination. If
the Executive's employment terminates as a result of Involuntary or Constructive Termination (defined in section 7(c)) other than for Cause (defined in section 7(a)), then the Executive shall be entitled to receive (i) the Executive's Annual Salary for twenty-four (24) months plus an amount equal to the bonus the Executive would have earned had he been employed by the Company at the end of the calendar year multiplied by a fraction (x) the numerator of which is the number of completed months in that year, and (y) the denominator of which is twelve (12) (the "Current Bonus") and (ii) in addition to the Executive's stock options that were exercisable immediately prior to such termination, the vesting of additional options shall accelerate in full and become exercisable by the Executive or the Executive's representative, as the case may be for one year from the Executive's termination date and (iii) COBRA coverage (Medical, Dental and Vision) paid for the Company for eighteen (18) months from the Executive's termination date if the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA.

                           (ii)     Voluntary Resignation; Termination For
Cause. If the Executive voluntarily resigns from the Company (other than as an Involuntary or Constructive Termination described in subsection 6(a)(i)), or if the Company terminates the Executive's employment for Cause, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing benefit plans at the time of such termination.

                  (b)      Termination Apart from Change of Control. Subject to
Section 7, if the Company terminates the Executive's employment at any time, either before the earlier to occur of (i) the execution of a binding letter of intent regarding a Change of Control, and (ii) ninety (90) days before a Change of Control, or after the twenty-four (24) month period following a Change of Control, and the Executive signs and does not revoke a standard release of claims with the Company attached hereto as Exhibit A, then the Executive shall be entitled to receive severance benefits as follows:

                           (i)      Involuntary or Constructive Termination. If
the Executive's employment terminates as a result of Involuntary or Constructive Termination (defined in section 7(c)) other than for Cause (defined in section 7(a)), then the Executive shall be entitled to receive (i) the Executive's Annual Salary for twelve (12) months plus an amount equal to the bonus the Executive would have earned had he been employed by the Company at the end of the calendar year multiplied by a fraction (x) the numerator of which is the number of completed months in that year, and (y) the denominator of which is twelve (12) (the "Current Bonus") and (ii) in addition to Executive's stock options that were exercisable immediately prior to such termination, the vesting of additional options shall accelerate and become exercisable by the Executive or the Executive's estate, as the case may be, as if the Executive had remained continuously employed for a period of six (6) months following such termination (and if any of such options vest on an annual basis, the appropriate credit shall be given as if the vesting accrued monthly), and such options shall remain exercisable for the period prescribed in Executive's stock option agreements, and (iii) COBRA coverage (Medical, Dental and Vision) paid for the Company for twelve (12) months from the Executive's termination date if the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA.

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                           (ii)     Voluntary Resignation; Termination for
Cause. If the Executive voluntarily resigns from the Company (other than as an Involuntary or Constructive Termination as described in subsection 6(b)(i)), or if the Company terminates the Executive's employment for Cause, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing benefit plans at the time of such termination.

                  (c) Disability; Death. If the Company terminates the Executive's employment as a result of the Executive's Disability (defined in section 7(d)), or such Executive's employment is terminated due to the death of the Executive, then the Executive or the Executive's estate, as the case may be, shall be entitled to receive (i) the Executive's Annual Salary for twelve (12) months plus his Current Bonus he would have been eligible for on a prorated period from the Executive's termination date, (ii) in addition to Executive's stock options that were exercisable immediately prior to such termination, the vesting of additional options shall accelerate and become exercisable by the Executive or the Executive's estate, as the case may be, as if the Executive had remained continuously employed for a period of six (6) months following such termination (and if any of such options vest on an annual basis, the appropriate credit shall be given as if the vesting accrued monthly), and such options shall remain exercisable for the period prescribed in Executive's stock option agreements, and (iii) such other benefits (if any) as may then be established under the Company's then existing benefit plans at the time of such Disability or death.

                  (d) Severance Payment. Any severance payments except for the Current Bonus to which the Executive is entitled pursuant to this Section shall be paid in a lump sum within thirty (30) days of the Executive's termination. The Current Bonus to which the Executive is entitled pursuant to this Section shall be paid in a lump sum within thirty (30) days of the date that the Company's audit is complete for such year.

         7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

                  (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) committing a felony or an act of fraud against the Company or its affiliates, and (iii) acts by the Executive which constitute gross misconduct, are injurious to the Company, and which are demonstrably willful and deliberate on the Executive's part after there has been delivered to the Executive a written demand of cessation of such acts from the Company which describes the basis for the Company's belief that the Executive has engaged or committed such acts.

                  (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                           (i)      Any "person" (as such term is used in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                           (ii)     A change in the composition of the Board of
Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the

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Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                           (iii)    A merger or consolidation of the Company
with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

                  (c) Involuntary or Constructive Termination. "Involuntary or Constructive Termination" shall mean (i) without the Executive's express written consent, the significant reduction of the Executive's duties, either of which is inconsistent with the Executive's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) the relocation of the Executive to a facility or a location more than 30 miles from the Executive's then present location, without the Executive's express written consent; (vi) any purported termination of the Executive by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in
Section 8 below.

                  (d) Disability. "Disability" shall mean that the Executive has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, and is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

         8. Restrictive Covenants. Executive agrees that he shall not do any of the following without the prior written consent of the Board.

                  (a) Non-Solicitation. For a period of one year from the Executive's date of termination of his employment with the Company for any reason whatsoever, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, nor shall the Executive use or disclose to any

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person, partnership, association, corporation or other entity any information obtained while an Executive of the Company concerning the names and addresses of the Company's employees.

                  (b) Non-Compete. For a period of one year from the Executive's date of termination for any reason, the Executive agrees that he will not, directly or indirectly, engage in or own or control any interest in (except as a passive investor in publicly held companies and except for investments held at the date hereof) or act as an officer, director, or employee of or consultant or advisor to any firm, corporation, or institution directly or indirectly in competition with or engaged in a business substantially similar to that of the Company, including the manufacture or sale of products or the provision of services that the Company was engaged in, or was developing, at the time the Executive's employment terminates.

         9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits under this Agreement shall be either:

                  (a)      delivered in full, or

                  (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

         Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). In the event of a reduction in benefits hereunder, the Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

         10.      Successors.

                  (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

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                  (b)      Executive's Successors. The terms of this Agreement
and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

         11.      Notice.

                  (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and ail notices shall be directed to the attention of its Secretary.

                  (b) Notice of Termination. Any termination by the Company shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary or Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

         12.      Arbitration.

                  (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

                  (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                  (c) Executive understands that nothing in this Section modifies Executive's at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

                  (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF

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EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES
RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                           (i)      ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF
EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

                           (ii)     ANY AND ALL CLAIMS FOR VIOLATION OF ANY
FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

                           (iii)    ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER
LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

         13.      Miscellaneous Provisions.

                  (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

                  (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

                  (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                  (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or

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involuntary assignment or by operation of taw, including (without limitation)
bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

                  (g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                  (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a Section of this Agreement shall mean the corporation that actually employs the Executive.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ELECTRONICS FOR IMAGING, INC.                EXECUTIVE:

/s/ David Peterschmidt                       /s/ Guy Gecht
-------------------------------              -----------------------

Compensation Committee Member                Guy Gecht
Board of Directors

/s/ Jean-Louis Gassee
-------------------------------

Compensation Committee Member
Board of Directors

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